AGREEMENT

This Agreement (the "Agreement") is made and entered into effective as of the 17th day of April, 2026 by and among Virtus Investment Advisers, LLC ("Virtus"), a Delaware limited liability company having a place of business at One Financial Plaza, Hartford, CT 06103, Virtus Dividend, Interest & Premium Strategy Fund (the "Fund") and Saba Capital Management, L.P., a Delaware limited partnership having a place of business at 405 Lexington Avenue, 58th Floor, New York, New York, 10174 ("Saba" and with Virtus and the Fund, each, a "Party," and collectively the "Parties").

WHEREAS, Virtus is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and acts pursuant to investment advisory contracts as the investment adviser to various registered closed-end management investment companies, including the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, any pooled investment vehicles or accounts managed or controlled by Saba or its "affiliated persons" (as that term is defined in the 1940 Act), excluding the Saba RICs, are referred to herein collectively as "Saba Funds"; and

WHEREAS, Saba and the Saba Funds are deemed to be the beneficial owner of common shares of beneficial interest ("Shares") of the Fund by reason of their power to vote and direct the disposition of such shares held by various related entities; and

WHEREAS, one or more investment companies registered under the 1940 Act managed by Saba (such registered investment companies, the "Saba RICs") legally own Shares.  Notwithstanding anything herein to the contrary, the Saba RICs are not a party to, are not restricted by and are not governed by the terms and provisions of this Agreement and nothing in this Agreement shall restrict Saba from acting on behalf of the Saba RICs in accordance with its duties as investment advisor to the Saba RICs; and

WHEREAS, the Fund has entered into a non-disclosure agreement with Saba dated March 31, 2026, as amended, regarding confidentiality and other obligations with respect to discussions regarding possible courses of action that the Fund could undertake; and

WHEREAS, the Parties to this Agreement wish to resolve matters concerning the Fund and possible courses of action;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, and without any admission of liability, or inadequacy of claims whatsoever, by any of the Parties, the Parties hereto agree as follows:

1. Virtus Obligations.

(a) (i) Virtus and the Fund each hereby agrees, based in part upon the recommendation of Virtus and contingent upon Saba's mutual acceptance of the terms of this Agreement, that the Fund shall commence a cash self-tender offer pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") to purchase 25% (the "Maximum Amount") of the then outstanding Shares of the Fund, and all shareholders shall have the opportunity to tender some or all of their Common Shares in such tender offer at a price equal to 99% of the NAV of the Fund's Shares as determined as of the close of the regular trading session of the New York Stock Exchange on the date the tender offer expires ("Tender Offer").  The Fund will use its best efforts to complete the Tender Offer and pay for the Shares tendered in such Tender Offer as soon as practicable but no later than October 14, 2026; provided that in no event shall any Tender Offer expire or close prior to October 3, 2026; provided further that the Tender Offer may be extended if required by law; (ii) the Fund shall purchase Shares properly tendered and not withdrawn on a prorated basis up to the Maximum Amount, if greater than the Maximum Amount of Shares are properly tendered and not properly withdrawn; (iii) if less than the Maximum Amount of Shares has been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such number of Shares actually tendered; (iv) the consideration to be paid by the Fund for Shares purchased under the Tender Offer shall consist solely of cash; and (v) the Fund shall pay for any of the Shares tendered in such Tender Offer no later than the seventh (7th) business day after the expiration or closing of the Tender Offer (such date of payment, the "Tender Offer Payment Date").

(b) The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(c) Other than in connection with regularly scheduled distributions under a dividend reinvestment plan, the Fund shall not issue any Shares or any securities exchangeable or convertible into Shares prior to the Tender Offer Payment Date.

(d) the Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 Common Shares or more.

(e) The Fund shall not effectuate, or propose to shareholders for approval any proposal or plan to effectuate, a redomiciliation to another state or a merger, engage in a rights offering, consolidation or reorganization with or involving another investment company registered under the 1940 Act prior to the Tender Offer Payment Date (whether or not the Fund is the surviving company).

(f) In the event the Fund delays or determines not to commence or complete the Tender Offer, Virtus shall provide Saba with prompt written notice together with a reasonable explanation of the basis for such delay or determination. Following the termination of the delaying event, the Fund shall recommence the Tender Offer as soon as practicable and in no event later than twenty (20) calendar days thereafter.

2. Saba Obligations. During the period from the date of this Agreement through the date that is the earliest of (i) the conclusion of the Fund's 2028 annual meeting of shareholders or July 15, 2028, whichever is earlier, (ii) such date that the Fund determines not to conduct or to discontinue the Tender Offer and (iii) October 21, 2026, if the Tender Offer Payment Date has not occurred on or prior to that date for any reason (the "Effective Period"), Saba agrees that it shall, and shall cause the Saba Funds to, comply with the following:

(a) With respect to matters to be presented at any shareholder meetings of the Fund:

(i) Saba and the Saba Funds (except, for the avoidance of doubt, the Saba RICs) shall vote, or shall direct to be voted, all Shares of the Fund over which Saba and the Saba Funds (except, for the avoidance of doubt, the Saba RICs) have discretion or beneficial ownership and entitled to vote as of the applicable record date in accordance with the recommendations of the Fund's board of trustees (the "Board");

aa. provided, that doing so would not violate the written proxy voting policy of any client advised by Saba; provided, further, that to the extent such proxy voting policy does not explicitly permit Saba to vote in accordance with the recommendations of the Board but does not explicitly require that it vote against the proposal, Saba agrees to abstain from voting on such matter; Saba agrees that during the term of this Agreement, upon the reasonable written request of Virtus, it will promptly inform Virtus of whether the proxy voting policy of any client advised by Saba requires it to vote in a manner other than in accordance with the recommendations of the Board; and

bb. further provided, that notwithstanding anything to the contrary set forth in Section 2(a)(i)(aa) above, Saba and the Saba Funds (except, for the avoidance of doubt, the Saba RICs) shall vote, or shall direct to be voted, all Shares of the Fund over which Saba and the Saba Funds (except, for the avoidance of doubt, the Saba RICs) have discretion or beneficial ownership and entitled to vote as of the applicable record date in accordance with the Board's recommendations relating to:

 (I). the election of trustees to the Board;

 (II). any proposal submitted by a shareholder of the Fund; and

 (III). any merger or reorganization involving the Fund.

(ii) Saba and the Saba Funds shall not solicit any proxies with respect to proposals submitted or to be submitted to the Fund's shareholders, provided, however, that nothing in this Agreement may be interpreted as prohibiting Saba and the Saba Funds from encouraging other shareholders to vote as recommended by the Board;

(iii) Saba and the Saba Funds shall not execute any written consent with respect to the Fund's Shares other than as may be solicited by the Fund or its Board;

(iv) Saba and the Saba Funds shall not seek to exercise control or influence over the management or policies of the Fund;

(v) Saba and the Saba Funds shall not, directly or indirectly, with respect to the Fund:

aa. propose, or make any filing with respect to, any proposals or matters seeking the vote or consent of shareholders, or any proposals or matters for the consideration of the Board, including, but not limited to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving the Fund, including, without limitation, a merger, tender or exchange offer, open-ending, conversion to an exchange traded fund or interval fund, share repurchase or liquidation of the Fund's assets;

bb. seek the removal of any member of the Board; and

cc. nominate any individuals for election to the Board or otherwise seek appointment to or representation on the Board.

(vi) Saba and the Saba Funds shall conform to the following restrictions, with respect to the Fund:

aa. Unless consented to by the Board, Saba and the Saba Funds shall not join any "group" (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d 5(b)(1) thereunder) of unaffiliated third parties concerning the Fund; and

bb. Saba and the Saba Funds shall not provide any advice, aid or encouragement that is designed to do indirectly or to urge others, to do things that Saba and the Saba Funds each has agreed not to do in the Agreement with respect to the Fund, including, but not limited to:

i. putting forward shareholder proposals or trustee nominations; or

ii. voting against any matter recommended by the Board.

(b) Saba and the Saba Funds shall not purchase any additional securities issued by the Fund until the Tender Offer Payment Date.

(c) Saba hereby irrevocably withdraws its shareholder proposal purportedly submitted for consideration at the Fund's 2026 shareholder meeting.

Nothing herein shall be deemed to prohibit Saba and its affiliates from communicating privately with the trustees, officers and advisors of the Fund (including the Advisor) so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party.  In addition, the covenants set forth in this Section 3.1 shall not be deemed to prevent the voting of any voting securities of the Fund held by a Saba RIC in the same proportion as the vote of all other holders of such security ("Mirror Voting") in accordance with the proxy voting policy of such Saba RIC or prevent the Saba RICs from taking or failing to take any other action during the Effective Period.

3. Responsibility for Representatives. Each Party shall take all commercially reasonable measures practicable to prevent its present and future officers, directors, partners, employees, representatives and its controlled affiliates from engaging in conduct otherwise prohibited by this Agreement.

4. No Disparagement. For a period from the date hereof through the termination of this Agreement, each Party hereto shall not directly or indirectly disparage, impugn or take any action reasonably likely to damage the reputation of any other Party, their affiliates, their representatives, or any of the members of the Board (in each case, solely with respect to their service to such other Party). The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought.

5. No Assignment. This Agreement shall be binding upon the Parties and, except as otherwise provided herein, upon their respective legal successors. No Party may assign this Agreement without the prior written consent of each other Party and any such attempted assignment shall be void.

6. Public Statements. The Parties acknowledge and agree that this Agreement will be filed as an exhibit to an amendment to the Schedule 13D, as amended, relating to the Fund filed by Saba and the Saba Funds.

7. No Third-Party Beneficiaries. This Agreement is solely for the benefit of Virtus, the Fund and Saba and is not enforceable by any other persons. None of the parties to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any assignment in contravention hereof will be null and void.

8. Applicable Law. The validity of this Agreement, the construction and enforcement of its terms, and the interpretations of the rights and duties of the Parties shall be governed by the laws of the State of New York, without regard to conflicts-of-law principles.

9. Jurisdiction. The Parties agree that the sole venue for any action brought under this Agreement shall be the United States District Court for the Southern District of New York or, if that court lacks subject matter jurisdiction, any New York state court situated in New York County. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York state courts situated in New York County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10. Damages; Injunctive Relief. Each Party shall be entitled to seek specific performance hereunder, including, without limitation, injunctive and other equitable relief to enforce this Agreement without proof of actual damages, in addition to any other remedies as may be available at law or in equity.

11. Modification. No modification, amendment, supplement to or waiver of this Agreement or of any of its provisions shall be binding upon the Parties hereto unless made in writing and duly signed by all Parties.

12. Invalidity. In the event that any one or more of the provisions of this Agreement shall for any reasons be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision or provisions shall be replaced by a  mutually acceptable provision, which being valid, legal and enforceable, comes closest to the economic effect and intent of the Parties underlying the invalid, illegal or unenforceable provision or provisions.

13. No Waiver. A waiver or breach of any provision of this Agreement, or a default under this Agreement, shall not be deemed to be a waiver of any other provision of this Agreement or a subsequent breach or default of this Agreement. The failure or delay in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition, unless compliance with such term or condition is expressly waived in writing.

14. Counterparts. This Agreement may be executed in one or more counterparts transmitted by facsimile or other electronic means, and each counterpart shall have the effect of an original.

15. Term and Termination. This Agreement shall remain in effect until the earliest of the following:

(a) the last day of the Effective Period;

(b) such other date as the Parties may agree in writing;

(c) the tenth (10th) business day after written notice by Saba to the Fund advising of a material breach of this Agreement by the Fund, if such breach has not been cured or remedied on or prior to such day; provided, however, that Saba is not in material breach of this Agreement at the time such notice is given; and

(d) the tenth (10th) business day after written notice by the Fund to Saba advising of a material breach of this Agreement by Saba, if such breach has not been cured or remedied on or prior to such day; provided, however, that the Fund is not in material breach of this Agreement at the time such notice is given.

16. Notices. Unless otherwise provided herein, all notices called for by this Agreement shall be given in writing, including by electronic mail. Until notice is given to the contrary in accordance with this Paragraph 16, all notices to the respective Parties shall be directed to:

If to Virtus or the Fund:

Attention: Andra Purkalitis, EVP and General Counsel
Virtus Investment Advisers, LLC
One Financial Plaza, 26th Floor
Hartford, CT 06103
Telephone: (860) 263-4784

Email: andra.purkalitis@virtus.com

If to Saba or the Saba Funds:

Attention: Michael D'Angelo

Saba Capital Management, L.P.
405 Lexington Avenue, 58th Floor

New York, New York 10174

Email: Michael. D'Angelo@sabacapital.com

17. Entire Agreement. This Agreement, together with any written agreement entered into by the Parties on or after the date of this Agreement, shall constitute the entire Agreement among the Parties and shall supersede all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, among the Parties respecting the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Virtus Investment Advisers, LLC

By:  ______________________

Name: Richard W. Smirl

Title: Executive Vice President

Virtus Dividend, Interest & Premium Strategy Fund

By:  ______________________

Name:

Title:

Saba Capital Management, L.P.

By: ________________

Name: Michael D'Angelo

Title:  Chief Operating Officer and General Counsel